EXHIBIT 23.3


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 26, 2007, on the accompanying combined financial statements of American Rag for the year ended December 31, 2005 included in the Annual Report of Tarrant Apparel Group for the year ended December 31, 2005. We hereby consent to the incorporation by reference in Registration Statement of Tarrant Apparel Group of our report dated September 26, 2007 relating to our audit of the combined financial statement, included in and incorporated by reference in the Annual Report on Form 10-K/A Amendment No. 2 of Tarrant Apparel Group for the year ended December 31, 2005.


SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
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Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
October 10, 2007